ARTICLES OF AMENDMENT TO THE ARTICLES of INCORPORATION of
                   CLARKS FORK OIL & GAS, INC.

Pursuant to the provisions of the Laws of the State of Michigan, Business Corporation Act, the Undersigned corporation adopts the following article of amendment to the articles of incorporation:

     1. To amend the name of the corporation to Paramount Casino Corporation from Clarks Fork Oil & Gas, Inc.

     2. The authorization of 30,000,000 shares of class B cumulative convertible preferred stock with a par value of $2.50.

     3. The Company changed its direction of business to the gaming industry World Wide.

     4. To change the address of the company to Suite 510, 510 West Hastings St., Vancouver, B.C. V6B 1L8.

     5.   To increase the Board from five (5) to eleven (11) Directors.

These amendments of the articles of Incorporation was adopted by a quorum of shareholders of the corporation March 8, 1994,. There are 7,500,000 outstanding shares, of which 6,900,800 shares voted for the amendment and 0 against.

Dated this 8th day of March, 1994


By:  /s/ J. Frank Callaghan
J. Frank Callaghan
President and Director